Exhibit 10.7

DATE

PARTICIPANT

ADDRESS

Dear PARTICIPANT:

We are pleased to inform you that the Compensation Committee granted you the following stock options (Options):

Number of Options	Grant Price	Expiration Date

The Options will vest as follows:

                                                                                          .

These Options are part of our compensation package, which includes the 2011 Omnibus Incentive Plan. This Plan permits the grant of Options to certain employees and third party service providers. The Plan is intended to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives; (b) encouraging and providing for the acquisition of an ownership interest in the Company by employees; and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of our management team.

Please remember to log-in to your account at www.solium.com to review and approve your current grants and the specific terms of the Options Agreement.

Thank you for your ongoing contribution to the Einstein Noah Restaurant Group team!

Sincerely,

Jeffrey J. O’Neill

Chief Executive Officer